SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Spirit Airlines, Inc.

(Name of Registrant as Specified In Its Charter)

JetBlue Airways Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Filed by JetBlue Airways Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934, as amended

Subject Company: Spirit Airlines, Inc.

Commission File No.: 001-35186

Date: April 6, 2022

The following is a transcript of the analyst and media conference call and webcast by executives from JetBlue Airways Corporation (“JetBlue”) on April 6, 2022 regarding JetBlue’s proposal to acquire all of the outstanding shares of Spirit Airlines, Inc. common stock for a per share consideration of $33.00 in cash.

Operator: Good morning. My name is Myra, and I would like to welcome everyone to the JetBlue Airways Conference Call. As a reminder, today's call is being recorded. At this time, all participants are in a listen-only mode.

I would now like to turn the call over to JetBlue's Director of Investor Relations, Joe Caiado. Please go ahead.

Jose Caiado

Director-Investor Relations, JetBlue Airways Corp.

Good morning. Thank you for joining our call to discuss JetBlue's Superior Proposal to acquire Spirit, positioning America's much loved airline as the most compelling national low fare challenger to the dominant Big Four carriers in a transaction that creates long-term sustainable value for all stakeholders.

On today's call, you'll hear from JetBlue's CEO, Robin Hayes; and, CFO, Ursula Hurley, who'll provide an overview of the proposal, the strategic rationale, and the financial impact. We also have our General Counsel and other members of the JetBlue senior leadership team present for today's call.

Following the prepared remarks portion of the call, the team will be available to answer questions from the analysts and the media. In addition to the press release on this proposed transaction, we will also be referencing an investor presentation, which is available on our website at investor.jetblue.com and has been filed with the SEC.

Before we begin, I'd also like to remind everyone that today's call includes forward-looking statements about future events. All such forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially.

The statements made during this call are made only as of the date of the call, and we undertake no obligation to update the information. Please refer to our most recent Form 10-K for a more detailed discussion of the risk factors that could cause the actual results to differ materially from those contained in our forward-looking statements. These and other important legal disclaimers are included in slide 2 of the investor presentation.

In addition, this call and investor presentation does not constitute an offer to sell or the solicitation of any offer to buy any securities or solicitation of any vote or approval. In furtherance of this proposal and subject to future developments, JetBlue and, if a negotiated transaction is agreed to, Spirit may file one or more proxy statements or other documents with the SEC.

Investors should read the proxy statements and other documents filed with the SEC if and when they become available as they will contain important information about the possible transaction.

With that, I'll turn the call over to JetBlue's CEO, Robin Hayes. Robin?

Robin Hayes

Chief Executive Officer & Director, JetBlue Airways Corp.

Thanks, Joe. Welcome, everyone. Thanks for joining us today. I hear some of you are on the road, which is a great sign for business travel as well. So, let's start on slide 3 of the deck.

We are extremely excited to share with you our bold vision to create the most compelling national fare challenger to the dominant Big Four airlines through our clearly Superior Proposal to acquire Spirit. Our $33 per share all- cash offer values Spirit's equity at $3.6 billion on a fully diluted basis.

Together, JetBlue and Spirit will be better positioned to challenge the Big Four, creating value for both companies' shareholders, customers, crew members and team members, and other stakeholders. The proposed combination accelerates JetBlue's strategic plan, turbocharging our focus city strategy, securing valuable access to aircraft and airport infrastructure for future growth, and further diversifying our network.

The transaction will also drive sustained long-term value for JetBlue's shareholders by significantly enhancing our financial profile, approximately doubling our annual revenue growth to the middle of the decade and taking a significant step forward on our path to superior margins. We expect the transaction to be accretive to EPS in year one and deliver net run rate synergies of $600 million to $700 million within three years.

For customers, we have always believed that you shouldn't have to choose between a low fare and a great experience. The combined airline would fly under the JetBlue brand, increase competition in the market with a sustainable, customer-centric challenger, and bring the JetBlue Effect to more people and more places.

This JetBlue Effect, resulting from our unique combination of low fares and award-winning service, have proven to be more effective in lowering fares on legacy routes compared to ultralow cost carriers. I will now hand over to Ursula to provide you with an overview of the proposal before we discuss in greater depth the strategic rationale and, of course, the financial impact.

Ursula Hurley

Chief Financial Officer, JetBlue Airways Corp.

Thank you, Robin, and good morning, everyone. Thank you for joining us. Turning to slide 5, we're proposing to acquire a 100% of Spirit for $33 per share in cash in a superior offer that represents a significant premium and provides full and certain value to Spirit shareholders. This all-cash proposal represents a 50% premium to Spirit's closing price as of April 4 and a 37% premium to the implied value of the Frontier transaction as of April 4.

A JetBlue shareholder vote is not required to complete the proposed transaction, nor is there a financing contingency. We intend to fund the transaction with cash on hand and debt financing, led by Goldman Sachs.

Given our conviction in securing the necessary antitrust approval, we are highly confident the proposed transaction can be completed on a timeframe generally consistent with the pending transaction.

Turning to slide 6, you can see the superior value of JetBlue's proposal relative to the Frontier transaction, including the significant premium that provides immediate liquidity and certain value for Spirit shareholders.

The transaction implies highly attractive transaction multiples for Spirit at 7.9 times 2019 EBITDAR, or 14.4 times estimated 2022 EBITDAR. In contrast, the Frontier transaction value is uncertain and depends on realized synergy and market risk in addition to the retention of key talent.

Turning to slide 7, we are able and committed to moving quickly to execute the transaction which has been unanimously approved by JetBlue's board of directors. Our team has conducted a thorough review of publicly available information and we have a dedicated team with the necessary expertise ready to complete final due diligence in a timely manner.

As Robin stated, the pro-competitive features of this proposed combination support our high conviction and our ability to close, further reinforced by an economic and regulatory assessment that we have undertaken with outside experts. Data shows the JetBlue Effect is more effective than the ultra-low cost model in lowering legacy fares and bringing heightened competition to underserved legacy markets. Therefore, more consumers will benefit from the expanded service offerings provided by the combined airlines.

We strongly believe we can secure anti-trust approval and close the transaction and a definitive agreement would include contractual commitments designed to address regulatory concern, including a reverse breakup fee payable to Spirit in the event that we are unable to complete the transaction for antitrust reasons.

With that, I will hand it back to Robin to overview the strategic rationale of the proposed transaction for JetBlue.

Robin Hayes

Chief Executive Officer & Director, JetBlue Airways Corp.

Thank you, Ursula. So let's turn to slide 9. We will create a significant national low fare challenger of scale to the dominant Big Four airlines and accelerate our strategic plan, driving sustainable long-term value for all of our stakeholders.

If we turn to slide 10, we are proud that JetBlue is an airline customers love to fly, and we are excited that this transaction will enable us to deliver the excellent JetBlue experience to even more travelers across the country. Our expanded network would offer more than 1,700 daily flights and serve over 130 destinations, creating a significantly more competitive network and increasing connectivity to JetBlue's focus cities.

If we turn to slide 11. As you know, in the 22 years since JetBlue first brought low fares to New York City, airline mergers have created a landscape where the large four US carriers control more than 80% of the domestic market to the detriment of consumers. The combination of JetBlue and Spirit would increase competition by creating the fifth largest domestic airline, better positioned on a national level as a customer-centric, low-fare alternative to the Big Four airlines.

While both JetBlue and Spirit share a key focus on keeping costs low, only our unique business model does so while offering network breadth and depth in our focus cities, a best-in-class product offering and service, including a true award-winning premium cabin experience and a robust loyalty program. The current merger proposal assumes the rebranding and retrofitting of Spirit's fleet as JetBlue, including a superior onboard experience for Spirit customers. Spirit has deployed some innovative airport technology for crew members and customers that would benefit our airport operations, and we look forward to conducting a comprehensive review of Spirit's product offering, operation and customer technology and talent pool to make sure we optimize the combined airline.

Turning to slide 12. This illustrates how the proposed combination will complement our existing NEA strategy and further diversify our network footprint. It significantly increases our relevance by accelerating our strategic growth plan in our focus cities of Fort Lauderdale, Orlando, Los Angeles and San Juan. And it unlocks growth opportunities by securing airport access in legacy hubs where the dominant carriers control with high fares including Las Vegas, Dallas, Houston, Chicago, Detroit, Atlanta and Miami.

As New York's hometown airline, the combined company would maintain the JetBlue brand and of course continue to be based in New York City. Through our new – Northeast Alliance with American Airlines, we've already shown larger scale benefits customers and communities with more choice, lower fares, a better experience and significant job growth. The combination with Spirit would perfectly complement the NEA's positive impact in the Northeast by similarly expanding the JetBlue brand in Florida, as well as many other cities across the country.

With Spirit's headquarters in the Greater Fort Lauderdale area and presence at Fort Lauderdale, Hollywood International Airport, JetBlue would be positioned to deepen its commitment to Florida. Both Fort Lauderdale and Orlando are JetBlue focus cities and our fast-growing JetBlue Travel Products subsidiary is based in the Fort Lauderdale area. Meanwhile, Orlando is home to our state-of-the-art training campus where we'll plan for significant expansion to support the larger combined airline.

This combination is all about increasing our relevance and with expanding JetBlue's service to more customers nationwide while deepening our roots to the communities we call home. It provides us with a platform for sustainable growth with a combined order book that will accelerate our transition to new engine technology and deliver numerous operational, financial and environmental benefits for our stakeholders.

Turning now to slide 13. By expanding our service to more communities across the nation, we would immediately become an even more impactful, low cost, high value competitor to the Big Four airlines. JetBlue has won hundreds of awards since its inception from top publications and readers' choice surveys, including best domestic US airline, onboard experience, domestic economy product, and business class product, and our increased scale and network relevance will magnify the JetBlue Effect, bringing our unique combination – our truly unique combination of low fares and award-winning service to more destinations.

Turning now to slide 14, JetBlue's differentiated brand and culture has made it a top place to work since its first flight in 2000, and the combined airline would have 32,000 crew members, with plans to hire thousands more as the airline grows, including the 5,000 new crew members JetBlue has already planned to hire this year to support our NEA growth.

This transaction will bring together the power of the JetBlue and Spirit teams and our shared commitment to customers and innovation, strengthening JetBlue's ability to grow, deliver outstanding service, and better compete in the market.

As a larger combined airline, current and future Spirit and JetBlue crew members would benefit from more career opportunities, broader travel benefits, more opportunities to make a difference in the communities we serve, and a deeper bench of intellectual capital to support them.

We value our culture tremendously here at JetBlue. It's what makes us one of the best employers in the US, and we know that cultural integration will be key to our success, with a great opportunity to strengthen our culture by leveraging the best practices from both companies.

Turning to slide 15, today, JetBlue is leading the industry with respect to our ESG efforts, and we have an opportunity to do even more with the combined company. We're taking bold steps to address our emissions and reduce our contribution to climate change and our combined fleet and order book with Spirit will be comprised of modern fuel-efficient aircraft, which were a key part of our plan to achieve net zero carbon emissions by 2040, 10 years ahead of the industry's goal. We're also excited by the opportunity to expand our important DEI efforts, including expanding our unique and highly successful JetBlue Gateways programs to more families, providing career path in aviation to underrepresented groups.

Now, I'd like to hand it back to Ursula to close this out with some financial highlights.

Ursula Hurley

Chief Financial Officer, JetBlue Airways Corp.

Thank you, Robin. Flipping to slide 16. A combined JetBlue-Spirit would leverage our complementary Airbus fleet and order book to drive sustained, profitable growth, and would double the compounded annual growth rate of our fleet count between 2021 and 2027 from a 5% CAGR to a 10% CAGR. The commonality in fleet types would also simplify integration efforts. The combined airline would have a fleet of 450 aircraft with 312 Airbus aircraft to be delivered over the next 6 years, mitigating persistent challenges with limited aircraft manufacturer order book availability and providing increased flexibility, including levers to accelerate the retirement of older aircraft or exercise aircraft options.

Turning to slide 17, we would also benefit from significant efficiency and cost savings associated with fleet simplification and modernization. The combined company would have an all Airbus fleet no later than 2026, and a 58% or more of the combined fleet will feature new engine technology by 2028. That represents a fivefold increase in aircraft with new engine technology over the next six years, which drives double-digit improvements in fuel efficiency and carbon emissions.

Now on to slide 18, the transaction economics are supported by a compelling synergy opportunity. We have preliminarily identified total annual net synergies of $600 million to $700 million or 4.5% of projected pro forma revenue. Key drivers of these net synergies are the significantly increased network relevance and the ability to accelerate our existing focus city strategy where we can optimize the network and schedules. It also includes a revenue benefit driven by greater relevance for our fast growing JetBlue Travel Products and our loyalty program.

On the cost front, we expect certain economies of scale offset by dyssynergies mostly on the labor side. We look forward to completing our diligence to refine these assumptions. But given the degree of public data available and the time and effort we have already devoted to our initial analysis, we feel extremely confident in our preliminary work.

Slide 19 illustrates the compelling financial rationale for the transaction and the significant opportunity to unlock shareholder value. This includes doubling our US market share, doubling revenue growth from approximately mid to high single digits annually to double digits annually, boosting our profit margins by approximately 2 percentage points and the transaction is 10% accretive to EPS in year one and 50% accretive in year three.

Turning to slide 20, JetBlue's relative balance sheet strength is the key enabler of this all-cash deal, including more than $9 billion of unencumbered collateral to support the transaction. Post-closing, JetBlue would maintain its strong balance sheet, including a very comfortable liquidity position and a large remaining unencumbered asset base with no significant near-term debt maturities, and the vast majority of the $10.4 billion in pro forma debt maturing beyond 2026.

Robin, back to you for closing comments.

Robin Hayes

Chief Executive Officer & Director, JetBlue Airways Corp.

Thanks, Urs. So, to conclude on slide 21, I would like to reiterate that the proposed combination will position America's much-loved airline as a compelling national travel – challenger to the Big Four that will benefit all of our stakeholders. Customers shouldn't have to choose between a low fare and a great experience. JetBlue offers both.

And this deal allows us to expand the proven JetBlue Effect to more customers in more places and bring down more legacy fares. It accelerates JetBlue's strategic growth and complements the NEA, brings more opportunities for our crew members, brings more flights and jobs to New York, Florida and across the country, and delivers value to the shareholders of both companies.

We are excited to work with Spirit to bring together our two great companies and teams to unleash competition in the industry, continuing to raise the bar on customer service and advance our mission to inspire humanity.

Thanks for your time and interest today. With that, we are ready to take your questions.

Jose Caiado

Director-Investor Relations, JetBlue Airways Corp.

Thanks, everyone. Myra, we're now ready for the question-and-answer session with the analysts. Please go ahead with the instructions.

Operator: Thank you. [Operator Instructions] Our first question comes from the line of Mike Linenberg from Deutsche Bank. Your line is open, please go ahead.

Michael Linenberg Analyst, Deutsche Bank Securities, Inc.

Can you hear me? Hello?

Jose Caiado Director-Investor Relations, JetBlue Airways Corp.

Hey. Yeah, we can hear you, Mike.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Hi, Mike.

Michael Linenberg Analyst, Deutsche Bank Securities, Inc.

Great. Good morning. Hey, just a couple questions here. Can you give us a sense of what the spend would be to reconfigure the 173 Spirit aircraft, and can you also maybe some color about some portion of those aircraft must come off-lease so, therefore, you won't have to incur reconfiguration costs? And, I believe, does this transaction make you the largest operator of Airbus narrow-body equipment, so sort of a multipronged question, but I'm trying to get to that CapEx number.

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

Good morning, Mike.

Michael Linenberg Analyst, Deutsche Bank Securities, Inc.

Hey, Ursula.

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

How are you?

Michael Linenberg Analyst, Deutsche Bank Securities, Inc.

Doing okay. Congrats on the announcement.

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

Thank you. Appreciate the questions in regards to the fleet. So, this would make us one of the largest Airbus carriers out there. In regards to the cabin restyle, this is going to be a multiyear CapEx investment. The good news is we actually just completed our A320 cabin restyle program. So, we know how to do it, we know how to execute it. We feel very confident in our ability to do so.

As we work through diligence, we will assess, to your point, the number of aircraft that we would retrofit and over what timeframe and the level of investment that that would take. So, more to come on financial impact, but it will be a multiyear CapEx investment.

Michael Linenberg Analyst, Deutsche Bank Securities, Inc.

Okay. Great. And then, just my question to Robin. Robin, what what precipitated this? Was this in response to Spirit-Frontier? Has this been in the works for some time? Were you looking to pursue this maybe late during the pandemic? If you could give us a sense of like timing and thinking and what drove the process? Thank you.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Yeah. Thanks, Mike. No, great question. I mean, obviously, you know, we're always thinking about the landscape all the time. You've heard me, I think, talk for years about how we can ensure that the US industry remains competitive given the concentration of power that we have in the hands of four large airlines. You remember the open skies conversations years ago. So, we've been thinking about that for a long time. And I think that, obviously, once the Spirit and the Frontier deal was announced, it creates a window of opportunity that if you don't act in it, it's gone. So, yes, it was something that – the timing was definitely driven by the announcement but the concept and the idea of sort of how do we take JetBlue and turn it into a more national brand so we can bring the JetBlue Effect and our unique offering to more customers. I mean, that's clearly something we've been thinking about for years.

Michael Linenberg Analyst, Deutsche Bank Securities, Inc.

Great. Thank you.

Operator: Our next question comes from the line of Jamie Baker from JPMorgan. Your line is open. Please go ahead.

Jamie N. Baker Analyst, JPMorgan Securities LLC

Hey. Good morning, everybody. Somewhat of a follow-up to Mike's question on fleet, you cited – Ursula cited labor as an obvious dyssynergy. I think we all get that. But what's the density and fuel burn dyssynergy? It's unclear which A321 configuration you're going to skew towards, but just kind of round numbers re-pitching Spirit aircraft to JetBlue configurations put something like 15%, maybe even 20% upside on ex-fuel CASM. And actually, we should include fuel in CASM because ASMs per gallon go down. So, what's the fleet dyssynergy that we should be thinking of on a all-in CASM basis?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

Good morning, Jamie. So in terms of the synergies, we provided a net number. So in regards to the dyssynergies associated with labor and then you're correct, there are puts and takes in terms of the density. The base case assumes that the Spirit fleet is brought up to JetBlue density at this point in time. And with that, in terms of the overarching CASM ex-fuel base, we don't believe there will be a material change to the unit cost base compared to JetBlue today given, to your point, the dyssynergies and the puts and takes around density. We remain committed to maintain a unit cost benefit compared to the legacies. That is what JetBlue's business model is. And when we combine with Spirit, that will be evermore important for us to effectively grow and grow profitably over the long term.

Jamie N. Baker Analyst, JPMorgan Securities LLC

Okay. Just to be clear, you admit there's a labor dyssynergy and a density dyssynergy but you're of the view that you can keep ex-fuel CASM consistent with its current trajectory or did I misunderstand your...?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

Jamie, you also get economies of scale just naturally given the larger cost base. So, you do get a benefit there as well. So, net-net, given the puts and takes around density and the labor dyssynergy, you also have the economies of scale that you regain with the larger cost base. So, net-net, cost profile should be around where we're at today.

Jamie N. Baker Analyst, JPMorgan Securities LLC

Okay. And second question and then I'll get back in the queue if you're doing the call that way. Based on past president, we know that the Department of Justice can be appeased. Are you willing to sacrifice the NEA if asked in order to get the merger done?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Hi, Jamie. I'll take that. No. I mean, we see this as absolutely complementary to the NEA. The NEA, as you know, is very focused on the three airports in the New York area and Boston and it has created an unprecedented opportunity for JetBlue to grow. In New York this summer, we'll be about 50% bigger in flights per day than 2019 and that is only possible about the NEA.

One thing we did hear from the Department of Justice as we went through all of this was one of their concerns was just how much of our network was concentrated in the NEA markets. And they're concerned that we could be coopted by American because of our dependency on the NEA. I think we've always represented that outside of the NEA markets we are competing fiercely with American and we see that from a number of things that we've done over the years, including adding Miami markets.

And this actually brings us a lot of network strength outside of the Northeast and I think directly gets to that one of those concerns about having that level of concentration of our network in the NEA. So that's why we passionately believe these deals worked together. We recognize it's bold and ambitious but we think that the opportunity to create a truly unique, more national, low fare, high service airline to compete with the Large Four is extremely important for long-term competition policy in the US.

Jamie N. Baker Analyst, JPMorgan Securities LLC

Thanks, Robin. I'll get back in the queue.

Operator: Our next question comes from the line of Savi Syth from Raymond James. Your line is open. Please go ahead.

Savanthi Syth Analyst, Raymond James & Associates, Inc.

Hey. Good morning. Just on the offer, I know there was kind of a discussion maybe that there would be a kind of a breakup fee for – if the deal didn't go through from an antitrust perspective. Any color you can provide on what that breakup fee might look like?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

Good morning. We're not going to negotiate on this call. We envision the reverse breakup fee being in the realm with precedent transactions given the size of this deal.

Savanthi Syth Analyst, Raymond James & Associates, Inc.

Okay. That's helpful. And then if I might, on the – just the cost to convert, kind of following up on Mike's question, given your experience in doing these fleet conversions. I was kind of curious, is this – I know each one is a little bit different, but are you able to kind of give a neighborhood of, is this kind of $2 million to $3 million? Is this kind of high-single-digit million? Any kind of neighborhood of what these kind of things generally cost?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

Appreciate the question. So, there's three components of the investment that it will take. Number one, labor. number one parts, as well as the downtime of the aircraft. And so, it's very unique to the specific fleet, the age of the fleet, and the time in which these aircraft actually go in for maintenance visits, you try to optimize the downtime. So really, we need more detail as we go through diligence to determine the final cost across those three investment levels.

Savanthi Syth Analyst, Raymond James & Associates, Inc.

Okay. Understood. Thank you.

Operator: Our next question comes from the line of Catherine O'Brien from Goldman Sachs. Your line is open. Please go ahead.

Catherine O'Brien Analyst, Goldman Sachs & Co. LLC

Hey. Good morning, everyone. Thanks for the time. So, a little bit of a follow-up to a question of Mike's as well. Just wondering, like how does the tightness in the labor and aircraft markets impact your decision, if at all, considering that you're going to rebrand Spirit as JetBlue. I guess just like, was this just about getting all that head count and aircraft in one fell swoop? Or like, why not do this organically? Thanks.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

No. I'll take that. I mean, when I think about what are the key benefits of this transaction, I think of – I really think of four different components. First of all between Spirit and JetBlue, we have a really compelling order book of very high performing, flexible, fuel-efficient airplanes. And definitely there is a significant amount of benefits would come to sort of scaling around a single fleet type, so. And then, as you know, supply of new airplanes over the next several years is very challenging in the narrow-bodied market. And so, I think it sets us up for success in that we have a very compelling order book over the next few years.

On the people side, there is definitely a – we've all seen a sort of a tightness in the labor market and a convergence of cost. I hear a lot about labor dyssynergies, but the reality is that given the pilot supply in the US and I think that's likely to persist over the next two or three years. My sense is you're going to see a lot of convergence of pay rates. In any case, a lot of the minimum wage ordinances that have gone into different airports have created convergence in many airport labor costs as well even sometimes between outsourced business partners and internal – our internal crew members.

And so definitely, we're very excited to put the two teams together and create a bigger team of crew members and team members who understand this industry and want to work in it. Thirdly, I think the airport access to a lot of markets that are very important to JetBlue and really turbocharges our organic plan in a way that it would take us a lot longer to do otherwise. By the way, we made similar arguments when we tried to acquire Virgin America, and this is a much more sort of substantive transaction than that.

And then fourthly, when we think about what both JetBlue and Spirit do, we both primarily fly leisure customers. And I think that what we believe we can do by really expanding and developing the product offering that we have today, whether it's our Blue Basic fare for more price-conscious customers, our more bundled Blue fare who wants – customers who want to buy up, overlaying our loyalty program, overlaying our travel products. I mean our travel products program was on course for $100 million of EBIT this year. So, we think about how much we scale with this transaction. You can start to see our ability to offer a much broader offering to leisure customers across different price points and different experiences. We think it's much more significant. And the ability to scale that and bring that to a lot more markets, I think, is core to our ability to grow and scale our business. So, I just wanted to answer that question more broadly, as you mentioned, aircraft and people.

Catherine O'Brien Analyst, Goldman Sachs & Co. LLC

That's great. I really appreciate that, Robin. Maybe just one on the fleet, and this might just be that I'm reading this too closely. But the press release notes that the E190 is set for retirement, but with the Northeast Alliance, the life of those owned E190s is going to be extended. Do these mean retirement over the coming years? I know you said like all Airbus expires in 2026, 2027? Or does this deal mean you could actually, like, skip the heavy checks and retire those aircrafts sooner and still grow the NEA per your existing plan? Thanks so much for the time.

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

Appreciate the question, Catie. So, in regards to the E190s, as you recall, last month we converted A220 options to support the true exit of the E190. And so, we have 60 E190s in the fleet, 30 of them are owned, and those will begin to be retired as early as next year and the remaining 30 are leases and the last one leaves the fleet in 2026. So, that's the comment around being a full Airbus order book and fleet by 2026.

Catherine O'Brien Analyst, Goldman Sachs & Co. LLC

Got it. Thanks.

Operator: Our next question comes from the line of Duane Pfennigwerth from Evercore. Your line is open. Please go ahead.

Duane Pfennigwerth Analyst, Evercore ISI

Hey. Thanks. Good morning.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Morning, Duane.

Duane Pfennigwerth Analyst, Evercore ISI

Couple questions for you, Robin. So, it may not be fully appreciated, but you spent a lot of time in DC over the last few years. You haven't worn it on your sleeve as much as maybe some others, but it's fair to say you were very active during PSP. I wanted to ask you a different flavor of the why now question from a regulatory perspective. What if anything has changed that would influence approval versus maybe the traditional way of thinking about transactions like this?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Yeah. No, it's a great question, Duane. And look, I fully recognize and appreciate the questions we're getting on the regulatory process both with public comments that have been made on this topic more generally by the administration, but also our own experiences of going through the NEA process.

I think what I would say is obviously here, we have a moment of time and a moment of opportunity. And when we look at what we think that we can do to best affect sort of positive competitive change in the US and bring down fares, we truly believe that a larger JetBlue enables us to do that. And so when we take a Spirit-JetBlue combination, the arguments that we will be making is, first of all, it creates a larger JetBlue. It creates an opportunity for JetBlue to build more flights to more markets, to offer more competition to more people, to create more network connectivity.

I think, as you know, one of the reasons that we have not really been able to influence it even more than we have is, in many cases, we just haven't had the amount of flights out a particular market. And so, this turbocharges our ability to do that. And I think what's quite clear is when JetBlue flies into a legacy market, we are not ignored. We bring prices down across the board as we've seen recently when we entered into London.

ULCCs are often ignored by legacy airlines, and they don't respond to their pricing. We have obviously done a lot of work on this. We didn't launch this without having done a lot of work on the regulatory side. And we are convinced based on our data and our analysis that we will sort of share in due course as we go through the process, that average fares come down more when JetBlue flies into a legacy market than when an ultra-low cost carrier does. So when we take our commitment to keeping fares low, commitment to offer different customers different price points and Blue Basic was offering customers both a low fare and a great service so you don't have to pick one or the other, you buy JetBlue Blue Basic fare. You're going to get on the airplane. You're going to have the most leg room. You're going to have free Wi-Fi, free TV, amazing crew members for a very compelling fare but also the opportunity to buy up. So, we think we're appealing to more customers. We have a bigger effect on the market.

We think all of these things point to, whilst we recognize it will be a pretty lengthy regulatory process, we believe we have really strong arguments on our side and those are the ones that we'll be making. Because at the end of the day, what they recognize, there are some who look at further airline mergers in an uneasy sense because of what's happened. The reality is that if we want to create competition against these large Big Four airlines, it's going to require some bold, audacious moves. And that's what we are outlining to you today.

Duane Pfennigwerth Analyst, Evercore ISI

Thanks. And maybe just a follow-up, Robin, and I'll stay with you, if that's all right. Any comments or thoughts about the Spirit team and how you're thinking about succession personally? Do you get, I guess misty-eyed at all watching kind of Doug, move into a chairman role? Thanks for taking the questions.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Well, I definitely was misty-eyed watching Doug go into the chairman role. Because as you know, I respected Doug immensely and his leadership, particularly through the payroll support program, I think was game changing for our industry. So, I wish him very well in his, I suppose, retirement. But we'll see.

No, I mean, on the question of the team, we're very excited. I mean, they have – Spirit have some amazing people and we think it's a great combination. We clearly are in a time of tightened supply. And so to have a team there that is – knows exactly what the industry is about, taking the best parts of the Spirit of what they do, taking the best parts of what we do and turning into a larger JetBlue, we couldn't be more excited about that.

And I think the other thing, in the old days you'd say, well, where is that one going to be based, and I think the reality is in this new hybrid work model, we are all a lot more flexible. And so, we're going to continue to see us based here in New York City but we're going to continue to have a very significant presence across multiple Florida cities including primarily Fort Lauderdale and Orlando. And in terms of my succession, you know, Duane, you'll be the first to know.

Duane Pfennigwerth Analyst, Evercore ISI

Well, I appreciate you taking the question. Sorry for putting you on the spot.

Operator: Our next question comes from the line of Dan McKenzie. Your line is open. Please go ahead.

Daniel McKenzie Analyst, Seaport Global Securities LLC

Oh, hey. Good morning, everybody. Congratulations on the work. A few questions here; two housekeeping questions, one follow-up. First, on financing, could you speak further to that? Is this going to be straight financing or is there thought that you might want to raise equity as well?

And then the second housekeeping question, just on synergies, so slide 18, how much of the net merger synergies are coming from up-gauging Spirit's network with JetBlue's suite of premium products?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

Good morning, Dan. Appreciate the questions. On the first one – sorry, can you repeat your first question?

Daniel McKenzie Analyst, Seaport Global Securities LLC

Oh, yeah. Sorry.

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

On the financing – on the financing, I'm sorry.

Daniel McKenzie Analyst, Seaport Global Securities LLC

Yeah.

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

On the financing, our intent is to enter a 364-day loan to support the initial transaction. Then once we receive regulatory approval, we would obviously execute a takeout and we'll determine at that time the most optimal markets for the takeout focusing on cost of funding. So, that's the initial plan in terms of financing.

Then the second question, in regards to the net synergy numbers, the revenue assumptions assume a full conversion of the Spirit aircraft into JetBlue configuration, and so those are all net in the $600 million to $700 million number that we provided.

Daniel McKenzie Analyst, Seaport Global Securities LLC

So, the premium revenue is there? Okay. And then following up, Robin, I hear you loud and clear on your regulatory work and how you're approaching this. And I'm wondering if you can share what an average Blue Basic fare is for JetBlue. So, from what I can tell, there is a perception among some in the government that JetBlue is a high-fare carrier buying a low-fare airline. And I hear you loud and clear attacking that this morning. That's certainly not your messaging. But if we're going to compare apples for apples, so comparing JetBlue Basic economy with Spirit's all-in, what does that look like?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Look, I mean, I think that's a hard thing because I think so many different routes and combinations. All I'd say is that Blue Basic fare has been designed to compete for our most price-sensitive customers, and a very significant number of our customers are buying it. And so, I feel that it's a very compelling offering, and it's something that we're committed to keeping.

Daniel McKenzie Analyst, Seaport Global Securities LLC

Okay. Thanks for the time, guys.

Operator: Our next question comes from the line of Scott Group from Wolfe Research. Your line is open. Please go ahead.

Scott H. Group Analyst, Wolfe Research LLC

Hey. Thanks. Good morning.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Good morning.

Scott H. Group Analyst, Wolfe Research LLC

Can you talk about some of the assumptions to get to EPS accretion in year one? I know Spirit and Frontier assumed negative net synergies in year one. Would you assume something similar or different? And then can you also just clarify the 3 times debt to EBITDA, is that also in year one?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

Thanks for the question, Scott. So, in regards to the EPS accretion in year one, that assumes that 33% of the synergies are achieved in year one. Then to your second question on the debt to EBITDAR, the 3 times is at closing of the transaction. And so, we would assume that that would come down over time as the business actually produces meaningful EBITDAR and cash from operations. And so, we'd be extremely focused on continuing to improve the balance sheet post-closing.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

And I think in terms of just on the timing of the synergies, to clarify that a little bit more, I think that we've obviously looked at sort of what's happened with previous transactions. And given that this is a deal that's predicated on revenue synergies, the ability to, I think, activate some of those quickly is there and comes more quickly than when you're dependent on cost synergies because that's sometimes some of the activities take time.

So, the ability to offer JetBlue Travel Products offerings to customers, loyalty offering to customers to connect websites and all those other things that you're able to do as you start this, we have assumed that we will take a portion of those benefits in year one.

Scott H. Group Analyst, Wolfe Research LLC

Okay. And then maybe, Robin, can you just talk about the process here? Can you engage with Spirit? Is there a set timeline for when they have to sort of decide if yours is a superior offer? And then, maybe just big picture, do you think this is the only ULCC where a deal could make sense for you?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

I'm sorry. What's the second part? I didn't hear the second part.

Scott H. Group Analyst, Wolfe Research LLC

Is this the only ULCC where a deal could make sense for you?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Oh, I see. In terms of the process and the timing, yeah, we've made an offer. It's in the hands of the Spirit board. There's no fixed timeline, as I understand it, but it's something that we expect them to give a pretty active consideration to. It is a very compelling offer. It is a superior offer. We think, it's good for their shareholders, good for their customers, and good for their team members. And we will engage with them when they are ready to do so.

In terms of the ULCC, we felt that of all of the opportunities out there, this is the one that made most sense in terms of aligning with our ability to wanting to create this more national low fare challenger, and also where sort of our network, our sort of focus city strategy is today and the ability to kind of bring more network relevance to those markets more quickly because, obviously, that allows you to offer more flights and more choices to more customers, whether they be customers that's just buying purely on price or whether they be business travelers wanting an alternative to the sort of legacy competitors.

Scott H. Group Analyst, Wolfe Research LLC

Okay. Thank you for the time.

Operator: Our next question comes from the line of Kent Hollins from BNP. Your line is open. Please go ahead.

James Hollins Analyst, BNP Paribas Exane

Yeah. Hi. This is James Hollins actually. Just, first of all, thank you very much for the presentation, just running through, obviously, the positives and obviously, the benefits of the deal. I'd just be interested to know, when you clearly took this to your board, I assume you've spoken to your own shareholders, whether you can maybe and perhaps honestly run us through some of the concerns that they would have had?

And then second to that, whether your Northeast Alliance partner, American, would raise any concerns in your expectation?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Yeah. On the second question, obviously, I don't want to speak for American. We did speak to them last night once this has gone public. But I would say that, I was very keen to stress to American that we are very committed to the Northeast Alliance because we truly believe that is game changing and disruptive for JetBlue in the Northeast. I was up in Boston yesterday announcing on the New London fly and everyone's excited up there about the jobs and the additional routes and choices that the NEA is going to enable in Boston as well. And so, I think, very excited about that.

And then what was the second question was? Sorry. Oh, what board was – concerns. Yeah, what concerns where there. Look, I think it's – we obviously did a lot of work on this, and I think a lot of it is some of the points that we've been getting questions on, which is really making sure that we felt we had a regulatory path. I would say that was something that we spent a lot of work on. We work with our external advisors who are specialists in this area. And I think the fact that we have come forward with an offer is based on the fact that we have a conviction that we have a path to close from a regulatory point of view. You know, our board, as you would expect them to do, did a lot of due diligence on the synergies and the financial offer and the ability for us to execute the plan. And obviously, we spent a lot of time on that and then got to a point where I think our board was convinced and unanimously authorized us to make the offer.

James Hollins Analyst, BNP Paribas Exane

Thank you. And just sticking with you, Robin, on my follow-up, I mean, the problem with putting these deals ahead and so talking them up as if they disappear, people ask you about your strategy as – on organic one. So let me ask about your strategy as an organic one if this disappears, does it change at all in terms of how you grow and those kind of expectations? Thank you.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

No. I mean, I think, clearly, and it was the same argument that we made when we were trying to acquire Virgin America. And in fact, the same argument, I think, Alaska Airlines made at the time about acquiring Virgin America. I mean, a transaction like this allows you to speed up and do something more quickly than you would otherwise do. So, there's definitely a benefit of time.

If, for some reason this does not proceed, then we feel really good about our organic plan. I mean we are excited about the NEA partnership, which is turbocharging growth in the northeast. We have a good order book and we would continue to execute to that plan.

But this is a – our ability though to affect competitive change and bring, I think, more low fares to more customers is slowed down in a world where JetBlue is not growing as quickly. So, that's why we're excited to make this offer.

James Hollins Analyst, BNP Paribas Exane

Appreciate the thoughts. Thank you.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Thank you.

Operator: Our next question comes from the line of Conor Cunningham from MKM Partners. Your line is open. Please go ahead.

Conor T. Cunningham Analyst, MKM Partners LLC

Hi, everyone. Thank you for the time. So, during the retrofit process, I mean you're going to be removing 10% of the seats that are currently on Spirit. So, I'm just trying to – I get that there's some scale benefits and a larger JetBlue is good for consumers, pricing and all that stuff. But I'm just trying to square away, like, how removing seats right now is pro-consumer over the long haul? I mean, again, like the deliveries going forward on Spirit side are going to be with less seats. So just trying to square that all the way.

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

Yes. So, bringing the Spirit's fleet to JetBlue's stack is essentially going to bring competitive fares with heightened and enhanced customer experience. But that is what JetBlue is and we believe that we can drive that JetBlue Effect to better compete with the Big Four carriers in hub cities, but as well as continue to attract the leisure customer base as well, which will be double the size of what we are today. So, it's all about low fares, better service and better overarching customer experience.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Yeah. I would say when we take a step back, what we are excited about is just the size of the total fleet. And so, yes, you're having some aircraft come off the Spirit fleet. But what we're creating is this really, I think, exciting offering for all sort of customers across, first of all, will they offer more flights out of more cities to give customers more choice. We'll be flying to more markets. We'll be offering different price points because whilst Spirit have a lot of price sensitive customers today, there's also other people that fly Spirit kind of preference because it's the most convenient direct route.

I mean, I've got plenty of friends of mine who, probably shouldn't admit that on the call, will fly Spirit because it's the most convenient, so. And we – also, JetBlue have very many price sensitive customers. I think it's a bit of a misnomer sometimes to think the legacy airlines are about business travelers. JetBlue is about this segment of leisure travel. The ultra-low cost carriers are just about people that are buying cheap fares. The reality of that is we all have a bit of everything. And so for us to kind of really manage that portfolio and say we have an offering here for customers who are buying purely on price that we think as actually a better offering than what they're getting today because of the experience (indiscernible) fare.

We have offering for customers that are willing to buy our offer more and then we have a more compelling leisure

– a more compelling loyalty program. We have our JetBlue Travel Products, which is really, I think, leading the industry in terms of bringing value vacations to customers. So when we take a step back, when we look at all of that, we think that is a much more compelling offering and that we'll be able to bring that to a lot more customers.

Conor T. Cunningham Analyst, MKM Partners LLC

Okay. Appreciate the detail there. And then on -maybe following up from Jamie's earlier question, just the NEA in general. So, I get that this is complementary in Northeast and all that stuff. So right now, I mean, you're selling American New York to Miami flights. Like are you willing to – like, when I think about Fort Lauderdale, it's like this is obviously a lot of scale there. But if you include South Beach, it's less of an issue. But like are you willing to basically wall off Florida in the Northeast Alliance? Just any thoughts around that specific market? Thank you.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Yeah. I mean, let's be very clear. We compete with American today in South Florida. We fly from markets like Miami to LAX, Miami-Hartford. These markets aren't in the NEA, and we compete. Now, I think that in terms of the NEA itself, then I don't know if walling that off or limit that in a way makes any sense for the consumer. I mean, since JetBlue has been able to add all of these flights, there's been a profound benefit in the form of lower fares and more choice.

And so we actually think that they go together and if we think about, again, how can JetBlue position itself here for the longer term as a true national low fare, high service carrier to compete with legacy airlines to create permanence in a more sort of disruptive, more competitive industry, we actually think these things work together. If the NEA was to be limited or unwound in any way, it would mean less JetBlue flights in the Northeast. It would mean less choice for customers and all the things people have enjoyed about the NEA would be set backwards. And so, we're going to be making the case very firmly, and we have a lot of conviction around the fact these two deals work together.

Conor T. Cunningham Analyst, MKM Partners LLC

Okay. Appreciate it. Thank you.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Thank you.

Operator: Our next question comes from the line of Chris Stathoulopoulos from Susquehanna. Your line is open. Please go ahead.

Christopher Stathoulopoulos Analyst, Susquehanna Financial Group LLLP

Good morning. Thanks for taking my questions. So, Ursula, I just want to confirm, a follow-up to Jamie's earlier question that you don't expect to drive a meaningful change to your CASM ex trajectory. So, if we just look at what you implied here for 1Q that would put your CASM ex a hair under $0.10 here, and I understand what's happening with the seat reconfiguration, but this would be a larger ASM base just looking at 2019, combined airlines would have around 106 billion ASM. That's 66% more than what you did in 2019. So, I want to understand that, one, this doesn't expect to meaningfully change that CASM ex or cost profile and then the moving pieces behind that outside of the seat configuration elements that you identified? Thanks.

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

So, you've got three puts and takes. So, you have the dyssynergies driven by labor, you obviously have the densification, and then you also have the economies of scale that you're going to gain just through the fundamental of having a larger cost base. And so, with all of those puts and takes, based on what we know today and the analysis we've done using public data, we don't expect there to be a fundamental change in our baseline run rate unit cost production. As we go through diligence and get more detailed, in-depth information on their cost structure, we will obviously provide an update to that overarching assumption. I think the main takeaway here is that we're committed to maintaining a lower cost structure versus the legacy. That's the fundamental JetBlue business model. And that's what we're going to need to ensure that the value in this transaction comes to fruition and gets delivered as we've committed to.

Christopher Stathoulopoulos Analyst, Susquehanna Financial Group LLLP

Okay. As a follow-up, Robin, just how much of the success of the combined JetBlue and Spirit depends on the NEA and what happens if the NEA doesn't work out given the DOJ's lawsuit? Thank you.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Yeah. I mean, again, they're not connected. I mean, if we were to lose the NEA litigation, then – which I – we've, again, had a lot of conviction for when you start looking at all the benefits of what we're seeing on the NEA. I'm just going to take this opportunity to repeat them here, nearly a 50% increase in flights out of the New York airport, more JetBlue flying to more destinations. I mean, we've announced Vancouver. We started flying to Kansas City, Milwaukee. One of our competitors did a competitive response and just added flights to Milwaukee and Kansas City. Everything we said about the NEA is turning out to be true in terms of the competitive reaction and the benefits of more low fares. We have growth commitments at JFK because of the NEA. We agreed to some divestitures to – for other airlines to access both JFK and DCA as part of the NEA.

Last week, we stood in New York and announced 5,000 new jobs largely because of the NEA. We had a big hiring event last week in the hangar at JFK, and we made nearly 1,000 job offers by the end of that day. And so, we have got – our loyalty members have access to American's network. And so, the benefits of the NEA for consumers just is a list that keeps on giving. So, we're very committed to that and that's why we believe we have such a strong argument in court.

In terms of this deal, this is really about allowing JetBlue to grow faster than we would really otherwise be able to do outside of the Northeast. And so, again, as I was mentioning earlier, one of the concerns that has been expressed to us by Justice is just the amount of network concentration that we have in the NEA markets, and this addresses that issue very clearly because it's going to give us – it's going to mean the total amount of NEA network of our total network has reduced. So, I understand why sort of people look at them and say, well, how does one work with the other from a regulatory point of view? They actually work hand-in-hand and the power actually and the greatest benefit in terms of bringing more low fares to more low people is approving both of them.

Christopher Stathoulopoulos Analyst, Susquehanna Financial Group LLLP

Okay. If I could just squeeze in a quick one here. Did you quantify the average seats per departure once integration is complete?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

We'll provide that to you offline.

Christopher Stathoulopoulos Analyst, Susquehanna Financial Group LLLP

Okay. Thank you.

Operator: Our next question comes from the line of Jamie Baker from JPMorgan. Your line is open. Please go ahead.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

You're back, Jamie.

Jamie N. Baker Analyst, JPMorgan Securities LLC

Hey. Thanks. I'll be quick. Two-part question. In year one, does your model on Spirit show them as profitable or loss-producing? And second, accretion in year one. What's the timing of what you expect to accomplish in that year? Does that envision new labor economics, the completion of aircraft reconfiguration? Accretion in year one is a great sound but I'm just trying to assess how much integration will be accomplished during that first 52 weeks?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

So on your first question, we did assume that Spirit has a profit in year one. As a reminder, we've used public data in our model for that underlying assumption. In terms of the timing of accretion, Jamie, given the synergies are heavily revenue related, obviously you get a meaningful bump in year one and that's why we've highlighted that 33%. Obviously, labor dyssynergies would hit on day one, then the cost economies of scale will obviously be embedded over the first three years.

Jamie N. Baker Analyst, JPMorgan Securities LLC

Okay. That's helpful color. Thank you.

Operator: We have another question from the line of Savi Syth from Raymond James. Your line is open. Please go ahead.

Savanthi Syth Analyst, Raymond James & Associates, Inc.

Hey. Thanks for the follow-up. Just a question as I think about what you gain from new access to markets and things like that. I feel like a lot of the markets you can enter fairly easily, but Fort Lauderdale and Orlando are congested and you probably have to make investments to grow there, grow the gates and everything. So, are you able to kind of talk a little bit about what this merger brings, like the kind of type of costs or CapEx that you avoid by doing this merger versus kind of growing organically?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Yeah. I mean, I'll take that. I mean, in terms of – again, when we – what are we getting with it? We talked earlier about the aircraft order book and the excitement around there. We talked about access to the Spirit team, which is specifically appreciated in this tight labor market.

I think airport access, I mean, Savi, the way I think about it, it is speeding up what we would have taken years to do and it's giving us a more instant benefit. We're not changing strategy with this. We are accelerating our strategy. So, the ability to be more relevant in markets where we're competing with legacy airlines that have sort of always had historically just more flights, and so better schedules.

One of the benefits we're seeing with the NEA in New York because we've been able to do that is suddenly we're becoming much more relevant to business travelers and they have another choice. And so, I don't really see the airport piece as a huge sort of CapEx issue. It's really allowing us to grow more quickly.

And by the way, when we've looked at our cost structure, and some of the comments we discussed around rents and landing fees, and how the NEA has driven some extra CASM, a lot of this growth is going to be in airports that are sort of lower cost and some of the airports in the northeast. And so, I think that's – again, we look at some of the benefits of the transaction. Some of that should even out some of the escalation that we've seen in our rents and landing fees. And then, also, to the leisure customers.

And whilst, again, people want to pigeonhole Spirit customers and say they are just there for cheap fare, it's much more complicated than that. And I think the ability for us to, they've built a very loyal following over the years. They've got their Saver$ Club, the ability for us to offer our JetBlue products to that with different price points and different bundles depending what their needs are. We're very, very excited by that.

Let's compare this to the last transaction. I mean, we – I think we bidded and lost for about $2.5 billion or something like that (indiscernible) and it went for a little bit more than that. And that was 50-odd airplanes and a sort of a customer base in California. I mean this, yes, it's an extra billion but the size of what we're acquiring and the scale is extremely extensive.

And so when I think of access to customers, when I think about access to more gates at more airports, more access to some of the legacy hubs that we can again bring more low fares to more people, all of those, I think, sets us up for long-term success as really a truly national challenger outside of the Big Four.

Savanthi Syth Analyst, Raymond James & Associates, Inc.

That's all very helpful. Thanks, Robin. And if I would just might ask on the fleet side that you bring up. You do have some good growth here in the very near term. So, if you end up going on the organic route, is it fair to assume that you could still work with Airbus to get the aircraft to grow in that high-single-digit rate? Or will there be a period where you do have a slower growth because they don't have the kind of availability from a slot perspective?

Ursula Hurley Chief Financial Officer, JetBlue Airways Corp.

Hi, Savi. We have a – to your point, we do have a meaningful order book over the next few years. And so beyond that, beyond 2025, we actually don't have a meaningful size order book and we're moving to a period whereby which we're going to start retiring airplanes. So obviously, a combination with Spirit would fulfill the longer term order book. And so, that's how we're viewing this. The current stand-alone order book supports mid- to high-single digit revenue growth just to clarify. And combined with Spirit, our revenue growth would move to a low- to mid- double digit rate.

Savanthi Syth Analyst, Raymond James & Associates, Inc.

That's helpful, Ursula. Thank you.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

And I think, Savi, just – I mean, the other thing I just want to – because, I mean, you've always sort of understood this topic so well is that – and I was asked this question earlier, we have a really strong level of conviction around our organic plan. I just think, to Urs' point, the challenge to accelerate that is limited right now just because of the constraints around airplanes and we're in a tight labor supply market particularly in areas like pilots.

And so, what this transaction – so, the risk is potentially that you'd have to slow your organic plan because of some of those constraints. And I think that we certainly don't believe that's in our best interest. And so, this, we think, allows us to sort of turbocharge, get over that speed bump, and create something that's truly more national, and again create a leisure airline – a fundamentally based leisure airline that can just continue to offer more breadth of products and more choices to customers than just what an ultra-low cost carrier can do today.

Savanthi Syth Analyst, Raymond James & Associates, Inc.

Fair point. Thank you.

Jose Caiado Director-Investor Relations, JetBlue Airways Corp.

Great. Well, thanks, everyone. That's going to conclude our Q&A with the analysts. I'll now hand it over to Emily Martin, our Director of Corporate Communications.

Emily Martin Director-Corporate Communications, JetBlue Airways Corp.

Thanks, Joe. We'll now take questions from members of the media. As a reminder, in the interest of time, please limit yourself to one question and one follow-up. Myra, please go ahead with the instructions.

Operator: Thank you. [Operator Instructions] We'll pause for a moment to compile the Q&A roster. [Operator Instructions]

Jose Caiado Director-Investor Relations, JetBlue Airways Corp.

We're ready for the first question, Myra.

Operator: Thank you. Our first question comes from the line of Phil LeBeau from CNBC. Your line is open. Please go ahead.

Phil LeBeau Reporter, CNBC LLC

Thank you. Robin, I know you had said earlier you don't plan on negotiating this deal publicly, but the question obviously is going to come up if Frontier comes back and matches your guys' offer, have you and the board discussed your willingness to sweeten your offer in the weeks ahead?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Thanks, Phil. Yeah. I mean, we haven't even heard from the board on our current offer yet. So, look, I think that we wanted to put out a very compelling offer? I wouldn't frame it as a take it or leave it offer, but we wanted to kind of make sure that we put something forward that would be viewed very seriously. Frontier will do what they need to do. We truly believe that this is the deal that's in the best interest of all Spirit's stakeholders, whether that's shareholders, customers, or their team members. And those are the arguments we'll be communicating to their board.

Phil LeBeau Reporter, CNBC LLC

Thank you.

Operator: Our next question comes from the line of Mary Schlangenstein from – oh, no response. Your line is open. Please go ahead.

Mary Schlangenstein Reporter, Bloomberg News

Hi. I wanted to ask – I know this is probably hard to get a handle on timeframes, but I'm wondering how you see the NEA litigation and this offer playing out. You've got the NEA trial starting – set to start in September. Do you expect that you could be completely done with that and have a ruling from the government before you would close on the Spirit offer?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Yeah, no. Thanks, Mary, and good to speak to you again. On the timeline, obviously, the litigation of the NEA is in court for starts late September. So, we do believe based on what we understand today that we will understand the resolution of that. And as I've said that we do anticipate a fairly lengthy regulatory review process. I think we've been forthright and realistic about that. So, we believe that the NEA litigation will be over before the DOJ has weighed in on this transaction. And we also believe that the merits of the NEA are going to be based on the NEA. And this transaction is not going to be a factor in that.

Mary Schlangenstein Reporter, Bloomberg News

Thank you.

Operator: Our next question comes from the line of Alison Sider from Wall Street Journal. Your line is open. Please go ahead.

Alison Sider Reporter, The Wall Street Journal

Hi. Thanks so much. Just curious if we fast forward a couple years and everything's been approved, like, how would the industry look different with the combined JetBlue-Spirit than it would with the combined Spirit-Frontier. So, what are kind of the two outcomes and why is the JetBlue-Spirit merger the better option?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Well, we believe it's a better option because I think what people love about JetBlue is our ability to combine low fares with great service. And so, the ability to bring that to more customers so we'll still have a – JetBlue has a lot of very price sensitive customers, too. And so, we have a product called Blue Basic that caters to that need. But we also have customers who want to buy up to additional offerings. We also want customers – have customers who want to benefit from our loyalty program, our JetBlue Travel Products offering.

So, we believe that we can just bring more price points and more product offerings to the combined set of customers than we can do today. And the point I've also made is that, what is very clear from the fare data is that when we fly against legacy competitors and we fly into legacy hubs, we have a more profound effect on lowering market fares when a ultra-low cost carrier does. That is because we are not ignored. And so, we've seen that on London and we see that every time we add fly.

And so, we believe that, one, there's a big benefit to a JetBlue combination for both JetBlue and Spirit customers. And, two, we think from a national perspective, you'll see more lower fares across more markets with a JetBlue-Spirit combination than you would with any alternative.

Alison Sider Reporter, The Wall Street Journal

Thanks.

Operator: Our next question comes from the line of David Bosnic. Your line is open. Please go ahead.

David Bosnic

Good morning. Thanks for the question. I wondered what was the original plan for the timing of this announcement. Were you planning for it to go yesterday or did it go earlier than you expected?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

We were not planning for it to go yesterday. There was a leak. We were obviously prepared. We wouldn't be getting all these decks together sort of overnight. So, we were prepared for leak but we weren't ready to go public yet. We put our offer privately to the Spirit board. It's been a challenging weekend for airlines. So, we were just waiting for that to sort of the dust to settle. But obviously, once it leaked, we wanted to make sure that we got out quickly, which we did.

David Bosnic

Sure. And just following up, you might have a challenging weekend. Combined JetBlue-Spirit, we have pretty heavy exposure to Florida. Would that create additional challenges recovering from just storms, weather episodes?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

No, actually, a more diverse – a larger airline and more diverse network actually gives you more choice in recovery. So actually, it would be very helpful.

David Bosnic

Thank you.

Operator: Our next question comes from the line of Edward Russell from Airline Weekly. Your line is open, please go ahead.

Edward Russell Reporter, Airline Weekly

Hi. Thanks for taking my question. One of the arguments for the Frontier-Spirit combo is that it's more of a broad national carrier, but the JetBlue-Spirit map is still very heavily weighted to the East Coast. What do you say to someone who argues that the airlines doesn't give you much breadth out west more so than other combos?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

No. I mean, I've seen similar comments on overlap. I would encourage you actually to do the analysis and look how much overlap there truly is. I think that whilst it's true that both JetBlue and Spirit have a presence in Florida, once you get out of Florida, I think this is going to allow much larger number of destinations to be served and it's also going to enable us to grow LAX. I mean, LAX is a market that we've wanted to grow. We've grown it. It's constrained in terms of gate capacity and this will allow us to do that. Also, grow markets out west like Las Vegas as well, which have a very strong leisure offering.

So, yeah, I don't really buy that argument. I mean, at the end of the day, combined Spirit and JetBlue can fly to over 130 destinations. That's a lot more than we fly today and I think that's good news for our consumers.

Edward Russell Reporter, Airline Weekly

Okay. So, you say that JetBlue-Spirit combination would create a kind of national competitor even one with a West Coast presence?

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

Oh, absolutely. I mean, I think we're very much – we see this as a way to create a truly national challenger to offer low fares and great service, compete with large four legacy airlines.

Edward Russell Reporter, Airline Weekly

Thank you.

Operator: Our next question comes from the line of Dawn Gilbertson from USA Today. Your line is open. Please go ahead.

Dawn Gilbertson Reporter, USA TODAY

Hi. Good morning. Couple questions. What percentage of JetBlue's customers currently buy Blue Basic? Robin, you mentioned that it's very popular. And secondly, Frontier came out yesterday and said you guys aren't a low fare airline. So, can you address that question? If you're a Spirit customer out there and you used to be looking at a $49 fare not buying any of the extras, what's in it for them? Thank you.

Robin Hayes Chief Executive Officer & Director, JetBlue Airways Corp.

No. I appreciate the question. In terms of numbers of customers that buy Blue Basic, that's not something we are disclosing at this point, but I will tell you it's very significant. In terms of the second question, I think that for a Spirit customer, there's a lot in it for them. I mean, first of all, our Blue Basic fare offering is a very compelling offering for a customer that wants to buy on price. But when they step on a JetBlue airplane, they're going to see a lot more legroom. They're going to have free Wi-Fi. They're going to have free TV and free drinks and snacks.

So, I think to have a really low fare and all of those additional party offering, I think is something that most people will welcome. And I can tell you, since we announced this yesterday, I think there's a lot of excitement in markets like Fort Lauderdale for sort of a bigger JetBlue.

And then, in addition, that for customers who want something other than just the Blue Basic fare, the ability to very – buy up to our Blue fare and get other benefits to sign up to our meaningful loyalty program that also is going to bring access to other airlines in terms of earning and burning points, the ability to buy a vacation, a hotel, a car through our JetBlue Travel Products and all the unique benefits that they offer, I mean, there is a lot more there for those customers than I think a combined ultra-low-cost carrier combination can offer.

Dawn Gilbertson Reporter, USA TODAY

Thank you.

Operator: And there are no more phone question. Emily, you may continue.

Emily Martin

Director-Corporate Communications, JetBlue Airways Corp.

And that will conclude today's conference call. Thank you for joining us and have a great day.

Operator: This concludes today's conference call. Thank you, all, for participating. You may now disconnect. Have a great day.